Exhibit 99.1
SI-BONE, Inc. Reports Third Quarter 2020 Financial Results and 2020 Revenue Guidance

SANTA CLARA, Calif. November 2, 2020 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended September 30, 2020.

Recent Highlights
•Worldwide revenue of $20.4 million for the third quarter 2020, representing a 26% increase over the corresponding period in 2019
•U.S. revenue of $18.9 million for the third quarter 2020, representing a 27% increase over the corresponding period in 2019
•Surpassed 50,000 iFuse procedures performed by more than 2,200 surgeons worldwide
•Obtained exclusive iFuse coverage policy by Medica, one of the three largest commercial payers in the state of Minnesota, with an estimated 1.1 million covered lives, effective August 19, 2020
•Introduced a portable, radiation-free, haptics based computer simulator for surgeon training, enabling the training of over 100 surgeons in their offices
•Completed a second follow-on offering in October 2020, with net proceeds of $71.9 million after deducting underwriting discounts and commissions

“Our team executed remarkably well during the quarter, supported by the fact that approximately 80% of our procedures are performed in an outpatient or ASC setting, where patients are currently more receptive to treatment,” said Jeff Dunn, President, Chief Executive Officer and Chairman of SI-BONE. “As the market and innovation leader for minimally invasive SI joint fusion, we believe our strong balance sheet and recent favorable reimbursement coverage decisions will enable us to capture this multi-billion dollar market as we enter 2021.”

Third Quarter 2020 Financial Results

Revenue was $20.4 million in the third quarter 2020, a 26% increase from $16.2 million in the corresponding period in 2019. U.S. revenue for the third quarter 2020 was $18.9 million, a 27% increase from $14.9 million in the corresponding period in 2019 primarily driven by growth of domestic case volumes. International revenue for the third quarter 2020 was $1.4 million, a 9% increase from $1.3 million in the corresponding period in 2019.

Gross margin was 87% for the third quarter 2020, as compared to 90% in the corresponding period in 2019. The decrease was primarily due to increased write-downs of iFuse-related inventory as a result of the more rapid than anticipated adoption of iFuse-3D. Gross margin was also impacted by higher cost of operations to support the growth of the business.

Operating expenses increased 5% to $26.5 million in the third quarter 2020, as compared to $25.1 million in the corresponding period in 2019. The increase was primarily driven by higher sales and marketing and research and development expenses, mainly from increased sales hiring and new product development costs. The increase was partly offset by a reduction in general and administrative expenses in the third quarter of 2020, primarily due to the accrual of estimated settlement costs of the TCPA class action lawsuit of $2.5 million in the third quarter 2019.

Operating loss was $8.7 million in the third quarter 2020, as compared to an operating loss of $10.6 million in the corresponding period in 2019.

Net loss was $9.5 million, or $0.33 per diluted share for the third quarter 2020, as compared to a net loss of $11.3 million, or $0.46 per diluted share in the corresponding period in 2019.

Cash and marketable securities were $132.0 million and long-term borrowings were $39.4 million as of September 30, 2020. With the completion of the follow-on offering in October 2020, the Company added net proceeds of $71.9 million to its balance sheet.

2020 Revenue Guidance

As previously reported on Form 8-K filed on October 8, 2020, SI-BONE expects full year 2020 revenue to be in the range of $73.0-$74.0 million, representing growth of approximately 8%-10% over 2019 revenue. SI-BONE remains cautious in the fourth quarter based upon the potential impact of COVID-19 on its business. The COVID-19 pandemic is a highly fluid situation and poses a continued risk to SI-BONE's financial position and operating results.

Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the third quarter 2020 financial results after market close on Monday, November 2, 2020 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 6728555. The webcast can be accessed at https://investor.si-bone.com.

About SI-BONE, Inc.

SI-BONE is a medical device company that pioneered minimally invasive surgery of the SI joint with the iFuse Implant System. Studies have shown that the SI joint can be a source of pain in 15% to 30% of chronic low back pain. The iFuse Implant™, commercially available since 2009, is the only SI joint fusion device supported by multiple prospective clinical studies, including two randomized controlled trials, showing improved pain, patient function and quality of life resulting from treatment. There are over 85 peer-reviewed publications demonstrating the safety, durable effectiveness, and biomechanical and economic benefits unique to the iFuse Implant (www.si-bone.com/results). This body of evidence has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System.

The iFuse Implant System is intended for sacroiliac fusion for conditions including sacroiliac joint dysfunction that is a direct result of sacroiliac joint disruption and degenerative sacroiliitis. This includes conditions whose symptoms began during pregnancy or in the peripartum period and have persisted postpartum for more than 6 months. The iFuse Implant System is also intended for sacroiliac fusion to augment stabilization and immobilization of the sacroiliac joint in skeletally mature patients undergoing sacropelvic fixation as part of a lumbar or thoracolumbar fusion. In addition, the iFuse Implant System is intended for sacroiliac fusion in acute, non-acute, and non-traumatic fractures involving the sacroiliac joint. There are potential risks associated with the iFuse Implant System. It may not be appropriate for all patients and all patients may not benefit.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com/risks.

SI-BONE and iFuse Implant System are registered trademarks of SI-BONE, Inc. ©2020 SI-BONE, Inc. All Rights Reserved. 11022020

Forward Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include the impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, whether the COVID-19 pandemic will recur in the future, and SI-BONE's ability to increase demand for iFuse, and obtain favorable coverage and reimbursement determinations from third-party payors. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Matt Bacso, CFA
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$20,373	$16,182	$51,243	$47,490
Cost of goods sold	2,578	1,630	6,627	4,744
Gross profit	17,795	14,552	44,616	42,746
Gross margin	87%	90%	87%	90%

Operating expenses:
Sales and marketing	18,772	16,443	53,808	48,985
Research and development	2,778	1,874	7,033	5,503
General and administrative	4,920	6,816	14,471	15,776
Total operating expenses	26,470	25,133	75,312	70,264

Loss from operations	(8,675)	(10,581)	(30,696)	(27,518)
Interest and other income (expense), net:
Interest income	192	612	1,019	2,051
Interest expense	(1,102)	(1,243)	(5,016)	(3,706)
Other income (expense), net	111	(94)	(25)	(132)
Net loss	$(9,474)	$(11,306)	$(34,718)	$(29,305)

Net loss per share, basic and diluted	$(0.33)	$(0.46)	$(1.23)	$(1.19)
Weighted-average number of common shares used to compute basic and diluted net loss per share	28,713,418	24,803,452	28,155,561	24,596,788

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$55,996	$10,435
Short-term investments	76,024	81,345
Accounts receivable, net	11,417	11,720
Inventory	5,071	5,452
Prepaid expenses and other current assets	1,014	2,510
Total current assets	149,522	111,462
Long-term investments	—	1,278
Property and equipment, net	4,479	3,954
Other non-current assets	314	315
TOTAL ASSETS	$154,315	$117,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,102	$2,811
Accrued liabilities and other	8,719	11,605
Current portion of long-term borrowings	—	4,358
Total current liabilities	11,821	18,774
Long-term borrowings	39,368	34,865
Other long-term liabilities	1,095	362
TOTAL LIABILITIES	52,284	54,001

Stockholders' Equity:
Common stock and additional paid-in capital	331,899	258,124
Accumulated other comprehensive income	430	464
Accumulated deficit	(230,298)	(195,580)
TOTAL STOCKHOLDERS' EQUITY	102,031	63,008
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$154,315	$117,009